UNITED STATES

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11

GOODRICH PETROLEUM CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Goodrich Petroleum Corporation

808 Travis Street

Suite 1320

Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 28, 2009

To Our Stockholders:

Notice is hereby given that the 2009 Annual Meeting of the Stockholders of Goodrich Petroleum Corporation, a Delaware corporation, will be held at the Waldorf=Astoria Hotel in the Morgan Suite located at 301 Park Avenue, New York, New York, 10022-6897 on Thursday, May 28, 2009, at 11:00 a.m. Eastern time.

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting of Stockholders to be Held on May 28, 2009

The Notice of Annual Meeting of Stockholders, our Proxy Statement and our Annual Report are available at

http://www.goodrichpetroleum.com/eproxy

The following proxy materials are available for review at http://www.goodrichpetroleum.com/eproxy

•	our 2009 Proxy Statement;

•	the proxy card;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008; and

•	any amendments to the foregoing materials that are required to be furnished to stockholders.

At the Annual Meeting, stockholders will be asked to:

1.	Elect three Class II directors to our Board of Directors;

2.	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2009; and

3.	Transact such other business as may properly come before such meeting.

Only stockholders of record at the close of business on April 16, 2009 are entitled to notice of and to vote at the Annual Meeting. For specific voting information, see “General Information about the Annual Meeting” beginning on page 1 of the enclosed proxy statement. A list of stockholders will be available commencing May 18, 2009 and may be inspected at our offices during normal business hours prior to the Annual Meeting. The list of stockholders will also be available for review at the Annual Meeting. In the event there are not sufficient votes for a quorum or to approve the items of business at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

Even if you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card as promptly as possible to ensure that your shares are represented. If you attend the Annual Meeting, you may withdraw any previously submitted proxy and vote in person.

By Order of the Board of Directors

Walter G. “Gil” Goodrich
Vice Chairman and Chief Executive Officer

April 27, 2009

Houston, Texas

i

ii

Goodrich Petroleum Corporation

808 Travis Street

Suite 1320

Houston, Texas 77002

PROXY STATEMENT

These proxy materials are being furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Goodrich Petroleum Corporation (“we” or “the Company” or “Goodrich”), a Delaware corporation, for use at the 2009 Annual Meeting of Stockholders and any adjournments or postponements of the meeting (the “Annual Meeting”). The Annual Meeting will be held at the Waldorf=Astoria Hotel in the Morgan Suite located at 301 Park Avenue, New York, New York, on Thursday, May 28, 2009, at 11:00 a.m. Eastern time.

The Notice of Annual Meeting, this proxy statement, the enclosed proxy card and our Annual Report for the fiscal year ended December 31, 2008 are being mailed to stockholders beginning on or about April 27, 2009.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why did I receive these proxy materials?

You received these proxy materials from us in connection with the solicitation by our Board of proxies to be voted at the Annual Meeting because you owned our common stock as of April 16, 2009. We refer to this date as the “record date.”

This proxy statement contains important information for you to consider when deciding how to vote your shares at the Annual Meeting. Please read this proxy statement carefully.

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will act upon the matters outlined in the notice of meeting on the cover of this proxy statement, including the election of three Class II directors to our Board and ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm.

How many votes must be present to hold the Annual Meeting?

There must be a quorum for the Annual Meeting to be held. A quorum is the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding on the record date. As of the record date, there were 37,641,458 shares of our common stock outstanding. Consequently, the presence of the holders of at least 18,820,730 shares of common stock is required to establish a quorum for the Annual Meeting. Proxies that are voted “FOR,” “AGAINST” or “WITHHELD FROM” a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and also treated as shares “represented and voting” at the Annual Meeting with respect to such matter.

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions occur when stockholders are present at the Annual Meeting but choose to withhold their vote for any of the matters upon which the stockholders are voting. “Broker non-votes” occur when other holders of record (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners before the Annual Meeting and do not have discretionary authority to vote those shares. The effect of abstentions and broker non-votes on each proposal is set forth in more detail under “What vote is required to approve each proposal discussed in this proxy statement and how are my votes counted?”

What is a proxy?

A proxy is your legal designation of another person to vote the shares that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. The Board has appointed Walter G. Goodrich and Robert C. Turnham, Jr. (the “Proxy Holders”) to serve as proxies for the Annual Meeting.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, then you own our common stock through multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all of your shares are voted at the Annual Meeting.

Who is participating in this proxy solicitation and who will pay for its cost?

We will bear the entire cost of soliciting proxies, including the cost of the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders. In addition to this solicitation by mail, our directors, officers and other employees may solicit proxies by use of mail, telephone, facsimile, electronic means, in person or otherwise. These persons will not receive any additional compensation for assisting in the solicitation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. We have retained American Stock Transfer & Trust Company, LLC (“AST”) to aid in the distribution of proxy materials and to provide voting and tabulation services for the Annual Meeting. In addition, we will reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock.

What are the recommendations of the Board?

Unless you give other instructions on your proxy card, the Proxy Holders will vote in accordance with the recommendations of our Board. Our Board recommends that you vote:

•	FOR the nominated slate of directors (see Proposal No. 1); and

•	FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 (see Proposal No. 2).

Could other matters be decided at the Annual Meeting?

At the time this proxy statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement.

With respect to any other matter that properly comes before the Annual Meeting, the Proxy Holders will vote as recommended by our Board or, if no recommendation is given, in their own discretion.

How many votes do I have?

You are entitled to one vote for each share of common stock that you owned on the record date on all matters considered at the Annual Meeting.

How do I vote my shares?

Shares held directly in your name as the stockholder of record can be voted in person at the Annual Meeting or you can provide a proxy to be voted at the Annual Meeting by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope.

If you plan to vote in person at the Annual Meeting, please bring proof of identification. Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you hold your shares in “street name” (for example, at your brokerage account), please follow the instructions provided by your record holder to vote the enclosed proxy card by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from your bank, broker or other holder of record (the record holder) giving you the right to vote the shares. If you hold your shares in street name and wish to simply attend the Annual Meeting, please bring proof of ownership and proof of identification.

If you vote by granting a proxy, the Proxy Holders will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a proxy without giving specific voting instructions, the Proxy Holders will vote those shares as recommended by our Board.

Can I change my vote after I return my proxy card?

Yes. Even after you have returned your proxy card, you may revoke your proxy at any time before it is exercised by (1) submitting a written a notice of revocation to our Secretary by mail to Goodrich Petroleum Corporation, 808 Travis Street, Suite 1320, Houston, Texas 77002 or by facsimile at 713-780-9254, (2) mailing in a new proxy card bearing a later date or (3) attending the Annual Meeting and voting in person, which suspends the powers of the Proxy Holders.

What vote is required to approve each proposal discussed in this proxy statement and how are my votes counted?

Election of Directors. A plurality of the votes cast is required for the election of directors. This means that the three director nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote will be elected to our Board. You may vote “FOR” or “WITHHOLD AUTHORITY” for each director nominee. Broker non-votes and votes marked “WITHHOLD AUTHORITY” will be counted for purposes of determining the presence or absence of a quorum but have no legal effect on the election of directors under Delaware law.

Ratification of Appointment of Independent Registered Accounting Firm. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on this proposal is required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” on our proposal to ratify the selection of our independent registered public accounting firm. Votes marked “ABSTAIN” will be counted for purposes of determining the presence or absence of a quorum and will have the same effect as a vote “AGAINST” the proposal. However, broker non-votes, which will be counted for purposes of determining the presence or absence of a quorum, will have no legal effect on the outcome of this proposal.

If you hold your shares in “street name” through a bank, broker or other holder of record, that custodian may not be permitted to exercise voting discretion. Thus, if you do not give your bank, broker or other holder of record specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum.

What is the difference between holding shares as a “stockholder of record” and holding shares in “street name?”

If your shares are registered directly in your name with our transfer agent, AST, you are a “stockholder of record” of these shares, and you are receiving these proxy materials directly from us. As the stockholder of record, you have the right to mail your proxy directly to us or to vote in person at the Annual Meeting.

Most of our stockholders hold their shares in a stock brokerage account or by a bank or other holder of record rather than directly in their own name. If your shares are held in a brokerage account, by a bank or other holder of record (commonly referred to as being held in “street name”), you are the “beneficial owner” of these shares and these proxy materials are being forwarded to you by that custodian. As summarized below, there are distinctions between shares held of record and those held beneficially.

May I propose actions for consideration at the next annual meeting of stockholders or nominate individuals to serve as directors?

You may submit proposals for consideration at future stockholder meetings, including director nominations. Please see “Corporate Governance—Director Nomination Process” and “Stockholder Proposals and Director Nominations for the 2010 Annual Meeting of Stockholders” for more details.

Whom should I contact with questions about the Annual Meeting?

If you have any questions about this proxy statement or the Annual Meeting, please contact our Secretary at Goodrich Petroleum Corporation, 808 Travis Street, Suite 1320, Houston, Texas 77002.

Where may I obtain additional information about Goodrich Petroleum Corporation?

We refer you to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission on February 27, 2009. Our Annual Report on Form 10-K, including financial statements, is also included with your proxy mailing. The Annual Report is not part of the proxy solicitation material.

If you would like to receive any additional information, please contact our Secretary at Goodrich Petroleum Corporation, 808 Travis Street, Suite 1320, Houston, Texas 77002.

What is “householding” and how does it affect me?

The Securities and Exchange Commission has implemented rules regarding the delivery of proxy materials to households. This method of delivery, often referred to as “householding,” permits us to send a single annual report and/or a single proxy statement to any household at which two or more different stockholders reside where we believe the stockholders are members of the same family or otherwise share the same address or where one stockholder has multiple accounts. In each case, the stockholder(s) must consent to the householding process. Under the householding procedure, each stockholder continues to receive a separate notice of any meeting of stockholders and proxy card. Householding reduces the volume of duplicate information our stockholders receive and reduces our expenses. We may institute householding in the future and will notify our registered stockholders who will be affected by householding at that time.

Many banks, brokers and other holders of record have instituted householding. If you or your family has one or more “street name” accounts under which you beneficially own our common stock, you may have received householding information from your bank, broker or other holder of record in the past. Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or our annual report or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

CORPORATE GOVERNANCE

Governance Practices

General

Our Board believes that adherence to sound corporate governance policies and practices is important in ensuring that we are governed and managed with the highest standards of responsibility, ethics and integrity and in the best interests of our stockholders. As a result, our Board has adopted key governance documents, including Corporate Governance Guidelines, Corporate Code of Business Conduct and Ethics and committee charters, which are intended to reflect a set of core values that provide the foundation for our governance and management systems and our interactions with others.

Copies of these documents are available on our website at http://www.goodrichpetroleum.com/about.us/corporate.governance.htm and are also available in print, free of charge, to any stockholder who requests them.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines, which can be viewed on our website at www.goodrichpetroleum.com/pdf/CorporateGovernanceGuidelines.pdf.

Among other things, the Corporate Governance Guidelines address the following matters:

•	director qualification standards,

•	director responsibilities

•	director access to management and independent advisors,

•	director compensation,

•	director orientation and continuing education,

•	management succession, and

•	annual performance evaluations of our Board

Corporate Code of Business Conduct and Ethics

Our Corporate Code of Business Conduct and Ethics, which is applicable to our directors, employees, agents and representatives, can be viewed on our website at www.goodrichpetroleum.com/pdf/CodeofBusinessConductandEthics.pdf.

Any change to, or waiver from, our Corporate Code of Business Conduct and Ethics may be made only by our independent directors and will be disclosed as required by applicable securities laws and listing standards.

Our Board

Board Size; Director Independence

Our Board is currently composed of 10 directors, of which three are currently seeking reelection at the Annual Meeting.

In determining director independence, the Nominating and Corporate Governance Committee reviews the relationships between the Company and each director and reports the results of its review to the Board. The Board uses this information to aid it in making its determination of independence. The Board has determined that to be considered independent, an outside director may not have a direct or indirect material relationship with the Company. A material relationship is one which impairs or inhibits – or has the potential to impair or inhibit – a director’s exercise of critical and disinterested judgment on behalf of the Company and its stockholders. In determining whether a material relationship exists, the Board considers, for example, any transactions between Goodrich and an entity with which a director is affiliated (as an executive officer, partner or substantial stockholder) and whether a director is a current or former employee or consultant of the Company. The Board consults with the Company’s legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those set forth in pertinent listing standards of the New York Stock Exchange as in effect from time to time.

Consistent with these considerations, the Board has reviewed all the relationships between the Company and the members of the Board and affirmatively has determined that all directors are independent directors except Mr. Walter G. Goodrich and Mr. Robert C. Turnham, Jr., who are employees of the Company; Mr. Henry Goodrich who is the father of Walter G. Goodrich and a consultant to the Company; and Mr. Pat Malloy whose company is involved in several transactions with the Company.

The chart below describes the basis for the Board’s determination that the Director is independent. Although service as a director of another company alone is not a material relationship that would impair a director’s independence, those relationships have been reviewed and are set forth below.

Director	Relationships Considered	Determination Basis
Josiah T. Austin	Managing Member, El Coronado Holdings, L.L.C.	Independent

Geraldine A. Ferraro	Of Counsel to Blank Rome LLP and Principal of Blank Rome LLC	Independent

Gene Washington	Director of Football Operations with the NFL Director, Delia	Independent

Patrick E. Malloy, III	President and CEO, Malloy Enterprises, Inc. President, Malloy Energy Company, LLC	Not Independent See “Transactions With Related Persons”

Henry Goodrich	Father of Walter G. Goodrich, Vice Chairman and CEO of the Company Consulting Agreement	Not Independent Consultant and family relationship

Michael J. Perdue	President, PacWest Bancorp President, Pacific Western Bank	Independent

Walter G. Goodrich	Vice Chairman, CEO & Director of Goodrich Petroleum Corporation	Not Independent Employee of Company

Arthur A. Seeligson	Managing Partner of Seeligson Oil Company, Ltd	Independent

Stephen M. Straty	Co-Head & Managing Director, Jefferies Randall & Dewey	Independent

Robert C. Turnham, Jr.	President, COO & Director of Goodrich Petroleum Corporation	Not Independent Employee of Company

Meetings; Annual Meeting Attendance

Our Board held seven meetings during the fiscal year ended December 31, 2008. Each director attended at least 75% of the meetings. We do not have a formal policy regarding director attendance at Board meetings. However, our Board must consider a director’s history of attendance at Board and committee meetings as well as the director’s participation in such meetings when considering the director for re-nomination to our Board.

We believe that there are benefits to having members of our Board attend the annual meetings of our stockholders. In 2008, all of our directors attended the annual meeting in person. From time to time, however, a member of our Board might have a compelling and legitimate reason for not attending an annual meeting. As a result, our Board has decided that director attendance at annual meetings should be strongly encouraged, but not required.

Executive Sessions and Presiding Director

To facilitate candid discussion by our non-management directors, the agenda for certain Board and committee meetings provides for a meeting of non-management directors in executive session without any members of management present. Mr. Austin has been designated as the director to preside over executive sessions of non-management directors. Our independent directors meet separately at least once a year in accordance with the listing standards of the New York Stock Exchange (the “NYSE”).

Limitation on Public Company Board Service

To ensure that each director is able to devote sufficient time to performing his or her duties, the number of other public company boards on which a director may serve is subject to a case-by-case review by the Nominating and Corporate Governance Committee. In addition, the Audit Committee’s Charter prohibits committee members from serving on the audit committee of more than two other public company boards unless our Board determines that such simultaneous service does not impair the ability of the director to effectively serve on the Audit Committee.

Chairman and Chief Executive Officer

We do not currently have a policy regarding the separation of the roles of the Chairman and Chief Executive Officer. We believe that companies should be allowed the discretion to determine based on the facts and circumstances when it may be appropriate to combine the roles with adequate justification.

Annual Board Evaluation

In years past, our Board has conducted an annual self-evaluation to determine whether it and its committees are functioning effectively. Following its creation in February 2008, the Nominating and Corporate Governance Committee has taken control of the Board evaluation process. Following the end of each fiscal year, the Nominating and Corporate Governance Committee requests that the Chairman of each committee report to the full Board about the committee’s annual evaluation of its performance and evaluation of its charter. In addition, the Nominating and Corporate Governance Committee receives comments from all directors and reports to the full Board with an assessment of the Board’s and management’s performance at the end of each fiscal year.

Director Orientation and Continuing Education

Our Board takes measures as it deems appropriate to ensure that its members may act on a fully informed basis. The Nominating and Corporate Governance Committee develops and evaluates our general education and orientation program for our directors. Newly appointed directors are required to become knowledgeable (if not already) about the responsibilities of directors for publicly-traded companies. In addition, we regularly provide our directors with information regarding changes in our business and industry as well as the responsibilities of the directors in fulfilling their duties.

Director Nomination Process

Director Qualifications

When identifying prospective director nominees, our Board, with assistance from the Nominating and Corporate Governance Committee in its corporate governance role, considers the following:

•	the person’s reputation, integrity and independence;

•

the person’s skills and business, government or other professional experience and acumen, bearing in mind the composition of our Board and the current state of and the energy industry generally at the time of determination; and

•	the number of other public companies for which the person serves as a director and the availability of the person’s time and commitment to us.

In the case of directors being considered for reelection, our Board also takes into account the director’s history of attendance at Board and committee meetings, the director’s tenure as a member of our Board and the director’s participation at Board and committee meetings.

Director Nominations

In connection with its governance function, the Nominating and Corporate Governance Committee identifies individuals qualified to become Board members and recommends those individuals for election as directors, either at the annual meeting of stockholders or to the Board to fill any vacancies. When the need to fill a vacancy arises, the Nominating and Corporate Governance Committee solicits recommendations from existing directors and from senior management. These recommendations are considered along with any recommendations made by stockholders.

The Board did not retain, and we did not pay a fee to, any third party to assist in the process of identifying or evaluating prospective director nominees for election at the Annual Meeting, nor did we receive any director nominees put forward by a stockholder or group of stockholders who beneficially own more than 5% of our common stock.

Submission of Stockholder Nominations to our Board

As discussed above, our Board considers prospective nominees for Board membership suggested by stockholders. For each individual that a stockholder proposes to nominate as a director, the stockholder must provide notice to our Secretary at Goodrich Petroleum Corporation, 808 Travis Street, Suite 1320, Houston, Texas 77002. The notice must set forth all of the information required in solicitations of proxies under the Securities and Exchange Commission’s rules and regulations and any other law. Please see “Stockholder Proposals and Director Nominations for the 2010 Annual Meeting of Stockholders” for more details.

Communications with our Board

Our Board welcomes communications from our stockholders and other interested parties. Stockholders and any other interested parties may send communications to our Board, to any Board committee, to the Chairman of our Board, or to any director in particular, to:

c/o Goodrich Petroleum Corporation

808 Travis Street, Suite 1320

Houston, Texas 77002

Any correspondence addressed to our Board, any Board committee, the Chairman of our Board or to any one of the directors in care of us is required to be forwarded to the addressee or addressees without review by any person to whom such correspondence is not addressed. Comments or complaints relating to our accounting, internal accounting controls or auditing matters may be reported by going to http://goodrichpetroleum.silentwhistle.com or by calling the (toll-free) hotline number 1-877-874-8416.

Standing Committees of our Board

Committee Composition

The following table lists our five Board committees and the directors who currently serve on them.

Director Name	Executive Committee	Nominating & Corporate Governance Committee	Hedging Committee	Audit Committee	Compensation Committee
Patrick E. Malloy, III	**		**
Walter G. Goodrich	*		*
Henry Goodrich	*
Arthur A. Seeligson	*			*	*
Michael J. Perdue				**
Geraldine A. Ferraro		**		*
Gene Washington		*			**
Josiah T. Austin		*	*		*
Stephen M. Straty

*	Member
**	Chairman

Executive Committee

The Executive Committee is delegated the authority to approve any actions that our Board can approve, except to the extent restricted by law or by our Amended and Restated Certificate of Incorporation or Bylaws, as amended.

Although the Executive Committee did not hold any formal meetings during the fiscal year ended December 31, 2008, it took action through unanimous written consent throughout the year.

Hedging Committee

The Hedging Committee’s principle function is to assist management in establishing pricing and production guidelines to be used by management in entering into oil and gas hedging contracts in order to manage the commodity price risk for a portion of our oil and gas production.

Although the Hedging Committee did not hold any formal meetings during the fiscal year ended December 31, 2008, it took action through unanimous written consent throughout the year.

Audit Committee

Pursuant to its charter, our Audit Committee functions in an oversight role and has the following purposes:

•	overseeing the quality, integrity and reliability of the financial statements and other financial information we provide to any governmental body or the public;

•	overseeing our compliance with legal and regulatory requirements;

•

overseeing the qualifications, independence and performance of the independent auditor engaged for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for us;

•	overseeing the effectiveness and performance of our internal audit function;

•	overseeing our systems of internal controls regarding finance, accounting, legal compliance and ethics that our management and our Board has established;

•

providing an open avenue of communication among our independent auditors, financial and senior management, the internal auditing department, and our Board, always emphasizing that the independent auditors are accountable to the Audit Committee;

•	producing the Audit Committee Report for inclusion in our annual proxy statement; and

•	performing such other functions our Board may assign to the Audit Committee from time to time.

The full copy of our Audit Committee Charter can be viewed on our website at www.goodrichpetroleum.com/pdf/AuditCommitteeCharter.pdf.

In connection with these purposes, the Audit Committee recommends to our Board the independent registered public accounting firm to be engaged to audit our financial statements, annually reviews the independent auditor’s independence and quality control procedures, meets with the auditors and our financial management to review with them our significant accounting policies and its internal controls, provides opportunities for the auditors to meet with the Audit Committee and management, discusses matters discussed at Audit Committee meetings with the full Board, investigates any matters brought to its attention within the scope of its duties, reviews and assesses the adequacy of the Audit Committee charter on an annual basis, and has general responsibility in connection with related matters.

Our Board has determined that each member of the Audit Committee is independent under the Securities and Exchange Commission’s rules and regulations, the listing standards of the NYSE and our Corporate Governance Guidelines. In addition, our Board has determined that each member of the Audit Committee has the requisite accounting and related financial management expertise under the listing standards of the NYSE. Based on Mr. Perdue’s business experience, which is described in more detail under “Proposal No. 1—Election of Directors—Director Nominees,” our Board has determined that he qualifies as an “audit committee financial expert” under the Securities and Exchange Commission’s rules and regulations. None of the members of the Audit Committee serve on the audit committee of more than two other public companies.

During the fiscal year ended December 31, 2008, the Audit Committee held seven meetings, including quarterly meetings in connection with the preparation and filing of each of our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q for the applicable periods. The Audit Committee also held two additional meetings during the first quarter of the fiscal year ended December 31, 2009 in connection with the preparation and filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Each committee member attended at least 75% of the meetings.

Compensation Committee

Pursuant to its charter, our Compensation Committee’s duties include, among other things, the responsibility to:

•	review, evaluate, and approve our agreements, plans, policies, and programs to compensate the officers and directors;

•	produce an annual report on executive compensation and to publish the report in our proxy statement for our annual meeting of stockholders;

•	otherwise discharge our Board’s responsibilities relating to compensation of our officers and directors; and

•	perform such other functions as our Board may assign to the Compensation Committee from time to time.

The full copy of our Compensation Committee Charter can be viewed on our website at http://www.goodrichpetroleum.com/pdf/CompensationCommitteeCharter.pdf.

In connection with these purposes, the Compensation Committee reviews corporate goals and objectives relevant to our compensation. In addition, the Compensation Committee reviews our compensation and benefit plans to ensure that they meet these corporate goals and objectives. In consultation with our Chief Executive Officer, our Compensation Committee makes recommendations to the Board on compensation of all of our officers, the granting of awards under and administering our long term incentive and other benefit plans, and adopting and changing our major compensation policies and practices.

Our Board has determined that each member of the Compensation Committee is independent under the listing standards of the NYSE and our Corporate Governance Guidelines.

During the fiscal year ended December 31, 2008, the Compensation Committee held four meetings. Each committee member attended at least 75% of the meetings.

Nominating and Corporate Governance Committee

Pursuant to its charter, the Nominating and Corporate Governance Committee’s duties include, among other things, the responsibility to:

•	develop and recommend to the Board a set of corporate governance principles and practices for us and assist the Board in implementing these principles and practices;

•

assist the Board by identifying individuals qualified to become members of the Board and recommending director nominees to the Board for election at the annual meetings of stockholders or for appointment to fill vacancies;

•	advise the Board about the appropriate composition of the Board and its committees;

•	direct all matters relating to the succession of our Chief Executive Officer;

•	lead the Board in its annual review of the performance of the Board and its committees; and

•	perform other such functions as the Board may assign to the Nominating and Corporate Governance Committee, in serving the corporate governance function, from time to time.

The full copy of our Nominating and Corporate Governance Committee Charter can be viewed on our website at www.goodrichpetroleum.com/pdf/Nominating CorporateGovernanceCommitteeCharter.pdf.

In connection with these duties, the Nominating and Corporate Governance Committee actively seeks individuals qualified to become members of our Board, seeks to implement the independence standards required by law, applicable listing standards, our certificate of incorporation and bylaws and our Corporate Governance Guidelines, assesses the adequacy of our Corporate Governance Guidelines and recommends any proposed changes to our Board, and actively involves itself in our succession planning.

Our Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the listing standards of the NYSE and our Corporate Governance Guidelines.

During the fiscal year ended December 31, 2008, the Nominating and Corporate Governance Committee held three meetings. Each committee member attended at least 75% of the meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee is comprised of Messrs. Washington, Austin and Seeligson. During the fiscal year ended December 31, 2008, no member of the Compensation Committee (1) was an officer or employee, (2) was formerly an officer or (3) had any relationship requiring disclosure under the rules and regulations of the Securities Exchange Commission.

During the fiscal year ended December 31, 2008, no executive officer of ours served as (1) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of our Board; (2) a director of another entity, one of whose executive officers served on the Compensation Committee of our Board; or (3) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Board.

TRANSACTIONS WITH RELATED PERSONS

Related Person Transaction with Patrick E. Malloy, III and Josiah T. Austin

In 2003 and 2004 Malloy Energy Company, LLC (“MEC”), acquired an approximate 30% working interest in the Bethany Longstreet, Plumb Bob and St. Gabriel fields for which we were the operator. In accordance with industry standard joint operating agreements, we bill MEC for its share of capital and operating cost on a monthly basis. As of December 31, 2008 and 2007, the amounts billed and outstanding to MEC for its share of monthly capital and operating costs were $0.6 million and $1.9 million, respectively, and are included in trade and other accounts receivable at each year-end. Such amounts at each year-end were paid by MEC to us in the month after billing and the affiliate is current on payment of its billings. Patrick E. Malloy, III, Chairman of the Board of Directors of our Company, and Josiah T. Austin, a current board member, are members of MEC.

At the same time we sold a portion of our interests in the Haynesville Shale deep rights at Bethany Longstreet field, MEC consummated a similar transaction for its 30% working interest in the same deep rights with Chesapeake Energy Corporation. MEC received $139.0 million for their 30% working interest in this transaction. We and MEC also sold our interest in the St. Gabriel field in March, 2008. MEC received $142,500 for their 30% share of this transaction. See Note 12 to our consolidated financial statements in our Annual Report for the year ended December 31, 2008.

We also serve as the operator for a number of other oil and gas wells owned by affiliates of MEC in which we will earn an average working interest of 11% after payout. In accordance with industry standard joint operating agreements, we bill the affiliate for its share of the capital and operating costs of these wells on a monthly basis. As of December 31, 2008, the amounts billed and outstanding to the affiliate for its share of monthly capital and operating costs were less than $0.1 million at the end of the period and are included in trade and other accounts receivable at year-end. Such amounts at year-end were paid by the affiliate to us in the month after billing and the affiliate is current on payment of its billings.

Consulting Agreement with Henry Goodrich

We have a consulting agreement with Henry Goodrich, Chairman Emeritus that commenced on August 15, 1995. Mr. Goodrich provides consulting services to us with regard to the identification and evaluation of acquisition and drilling opportunities, financing transactions, investor relations and other matters. During 2008, Mr. Goodrich received annual consulting fees in the amount of $175,000 and earned a bonus of $39,857.

Policies and Procedures.

Historically, our Board has reviewed and approved, as appropriate, related person transactions as they have been put before the Board at the recommendation of management. Beginning in March 2007, the Board adopted a formal written policy for approving related person transactions.

Under the policy, a “Related Person Transaction” is a transaction between the Company and any Related Person other than:

1.	transactions available to all employees generally; or

2.	transactions involving less than $5,000 when aggregated with all similar transactions.

For these purposes, a “Related Person” is:

1.	a senior officer (which shall include at a minimum each executive vice president and Section 16 officer) or director of the Company;

2.	a shareholder owning in excess of five percent of the Company (or its controlled affiliates);

3.	a person who is an immediate family member of a senior officer or director; and

4.	an entity which is owned or controlled by someone listed in 1, 2 or 3 above, or an entity in which someone listed in 1, 2 or 3 above has a substantial ownership interest or control of such entity.

Under the policy, any “Related Person Transaction” shall be consummated or shall continue only if:

1.	the Audit Committee shall approve or ratify such transaction and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party;

2.	the transaction is approved by the disinterested members of the Board ; or

3.	if the transaction involves compensation, it is approved by the Compensation Committee.

In the event management recommends any further Related Person Transactions subsequent to the first calendar year meeting, such transactions must be presented to the appropriate Committee for approval.

STOCK OWNERSHIP MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 and 5 with the Securities and Exchange Commission. Such officers, directors and 10% stockholders are also required to furnish us with copies of all Section 16(a) reports that they file.

To our knowledge, based solely on review of copies of such reports furnished to us and written representations that no other reports were required, all of our officers, directors and 10% stockholders complied with applicable reporting requirements of Section 16(a) with the following exception: Josiah T. Austin, Director, did not file a Form 4 for the purchase of 2,400 shares of Goodrich common stock by Austin-Clark Life Insurance on September 4, 2008 until February 24, 2009.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of April 16, 2009 (except as otherwise noted) certain information with respect to the amount of our common stock beneficially owned (as defined by the Securities and Exchange Commission’s rules and regulations) by:

•	each person known to beneficially own 5% or more of the outstanding shares of our common stock;

•	each of our NEOs;

•	each of our directors; and

•	all current executive officers and directors as a group.

Name and Address of Beneficial Owner(1)	Amount and Share of Beneficial Ownership	Percent of Class(2)
Josiah T. Austin(3)	6,307,190	16.8
Patrick E. Malloy, III(4)	5,576,385	14.7
Walter G. Goodrich (5)	1,318,491	3.5
Robert C. Turnham, Jr.(6)	464,166	1.2
Henry Goodrich(7)	165,568	*
Mark E. Ferchau(8)	132,762	*
David R. Looney.(9)	104,743	*
Arthur A. Seeligson	44,857	*
Geraldine Ferraro(10)	41,565	*
Michael J. Perdue(11)	26,300	*
Gene Washington	19,144	*
Michael J. Killelea(12)	15,000	*
Stephen M. Straty	667	*
Directors and Executive Officers as a Group (13 persons)(13)	14,111,713	36.6
FMR Corp(14). 82 Devonshire Street Boston, MA 02109	3,223,390	8.6
Keeley Asset Management Corp(15) 401 South LaSalle Street Chicago, IL 60605	2,794,515	7.4
The Bessemer Group, Inc.(16) 100 Woodbridge Center Drive Woodbridge, New Jersey 07095-0980	2,682,300	7.1
BlackRock, Inc.(17) 40 East 52nd Street New York, NY 10022	2,218,144	5.9

*	Less than 1%
(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Goodrich Petroleum Corporation, 808 Travis, Suite 1320, Houston, Texas 77002 and each beneficial owner has sole voting and dispositive power over such shares.
(2)	Based on the total shares outstanding of 37,641,458 as of April 16, 2009. For purposes of the calculation, the percentage for each director and officer includes that person’s vested and unvested options, and unvested restricted (phantom) stock in both the numerator and the denominator.
(3)	Includes the following securities: (a) 6,194,290 shares of common stock held by El Coronado Holdings, LLC (“ECH”) over which Mr. Austin serves as the sole Managing Member, (b) 60,000 shares of common stock held by Mr. Austin on his own behalf, (c) 51,500 shares of common stock held in a trust for the benefit of Austin—Clark Life Insurance of which Mr. Austin is trustee and (d) 1,400 shares of common stock held in family trusts of which Mr. Austin is trustee. As the sole Managing Member of ECH, Mr. Austin shares with ECH the power to vote or to direct the vote or the disposition of the 6,194,290 shares of common stock held by ECH. Mr. Austin has the sole power to vote or to direct the vote or to dispose or to direct the disposition of 112,900 shares of common stock.
(4)	Includes the following securities: (a) 4,927,311 shares of common stock held by Mr. Malloy on his own behalf, (b) 177,750 shares of common stock held on behalf of his daughter, Katherine C. Malloy, (c) 177,750 shares of common stock held on behalf of his daughter, Maggie Malloy, (d) 29,574 shares of unvested restricted (phantom) stock, the economic equivalent of 29,574 shares of common stock, (e) unvested options to purchase 40,000 shares of common stock, and (f) exercisable options to purchase 224,000 shares of common stock.
(5)	Includes the following securities: (a) 583,601 shares of common stock held by Walter G. Goodrich on his own behalf, (b) 105,125 shares of common stock held by HGF Partnership, a Louisiana partnership, in which Walter G. Goodrich owns an indirect general partnership interest, (c) 381,409 shares of common stock owned by Goodrich Energy, Inc., a corporation with respect to which Walter G. Goodrich is the sole stockholder, (d) 43,356 unvested restricted (phantom) stock, the economic equivalent of 43,356 shares of common stock, (e) unvested options to purchase 54,000 shares of common stock, and (f) exercisable options to purchase 151,000 shares of common stock. As the sole Managing Partner of HGF Partnership, Henry Goodrich has control of the day-to-day operations of the partnership and exclusive control of the maintenance of the partnership’s assets, including the right to acquire and convey property on behalf of the partnership. However, Walter G. Goodrich may be deemed to exercise shared voting and investment power with respect to the shares held by HGF Partnership. Walter G. Goodrich exercises sole voting and investment power with respect to the shares held by Goodrich Energy, Inc. On November 13, 2006, Walter G. Goodrich entered into a variable forward sale contract (Contract) with JP Morgan Chase. Pursuant to the Contract, Walter G. Goodrich has pledged 100,000 shares of Common Stock of Goodrich Petroleum Corporation to secure his obligation to deliver a maximum of 100,000 shares of Common Stock on November 18, 2009 (the Settlement Date).
(6)	Includes the following securities: (a) 227,653 shares of common stock held by Mr. Turnham on his own behalf, (b) 29,950 shares of common stock held by Mr. Turnham’s wife, (c) 39,263 shares of unvested (restricted) phantom stock, the economic equivalent of 39,263 shares of common stock, (d) unvested options to purchase 50,000 shares of common stock, and (e) exercisable options to purchase 117,300 shares of common stock.
(7)	Includes the following securities: (a) 45,277 shares of common stock held by Henry Goodrich on his own behalf, (b) 105,125 shares of common stock held by HGF Partnership, (c) 5,166 shares of unvested restricted (phantom) stock, the economic equivalent of 5,166 shares of common stock, and (d) exercisable options to purchase 10,000 shares of common stock. As the sole Managing Partner of HGF Partnership, Henry Goodrich has control of the day-to-day operations of the partnership and exclusive control of the maintenance of the partnership’s assets, including the right to acquire and convey property on behalf of the partnership. However, Walter G. Goodrich may be deemed to exercise shared voting and investment power with respect to the shares held by HGF Partnership.

(8)	Includes the following securities (a) 32,370 shares of common stock held by Mr. Ferchau on his own behalf and (b) 31,892 unvested shares of restricted (phantom) stock, the economic equivalent of 31,892 shares of common stock, and (c) exercisable options to purchase 68,500 shares of common stock.
(9)	Includes the following securities (a) 8,942 shares of common stock held by Mr. Looney on his own behalf, (b) 35,801 shares of unvested restricted (phantom) stock, the economic equivalent of 35,801 shares of common stock, (c) unvested options to purchase 33,333 shares of common stock, and (d) exercisable options to purchase 26,667 shares of common stock.
(10)	Includes the following securities: (a) 36,255 shares of common stock held by Ms. Ferraro on her own behalf and (b) 5,310 shares of common stock held by Ms. Ferraro’s husband.
(11)	Includes 25,000 shares of common stock held by a family trust (which are held in a margin account) of which Mr. Perdue is the trustee and 1,300 shares held in a personal IRA.
(12)	Includes the following securities: (a) 10,000 shares of common stock held by Mr. Killelea on his own behalf and (b) 5,000 shares of unvested restricted (phantom) stock , the economic equivalent of 5,000 shares of common stock.
(13)	Includes currently exercisable options to purchase 597,467 shares of common stock, unvested options to purchase 177,333 shares of common stock, and 190,052 shares of unvested restricted (phantom) stock.
(14)	Based on Schedule 13G/A filed by this security holder with the SEC on February 17, 2009. FMR LLC reported a total aggregate amount of 3,223,390 shares, sole voting power over 1,242,826 shares and sole dispositive power over 3,223,390 shares.
(15)	Based on Schedule 13G/A filed by this security holder with the SEC on February 13, 2009. Keeley Asset Management Corp. reported a total aggregate amount of 2,794,515 shares, 1,735,500 shares of which Keeley Small Cap Value Fund shares beneficial ownership, sole voting power over 2,686,015 shares and sole dispositive power over 2,794,515 shares.
(16)	Based on Schedule 13G filed by this security holder with the SEC on February 17, 2009. The Bessemer Group reported a total aggregate amount of 2,682,300 shares, shared voting power over 2,682,300 shares and shared dispositive power over 2,682,300 shares.
(17)	Based on Schedule 13G filed by this security holder with the SEC on February 10, 2009. BlackRock Inc. reported a total aggregate amount of 2,218,144 shares, shared voting power over 2,218,144 shares and shared dispositive power over 2,218,144 shares.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

General

Pursuant to our Bylaws, our Board is divided into three classes (Classes I, II and III) serving staggered terms. The term of office for our Class II directors, Henry Goodrich, Patrick E. Malloy III, and Michael J. Perdue, expires at our 2009 Annual Meeting. The term of office for our Class III directors, Walter G. Goodrich, Robert C. Turnham, Stephen M. Straty and Arthur A. Seeligson expires at our 2010 Annual Meeting. The term of office for our Class I directors, Josiah T. Austin, Geraldine A. Ferraro, and Gene Washington expires at our 2011 Annual Meeting. Following election to the Board, each director serves for a term of three years and until their successor is elected and qualified.

Based on the recommendations from the Nominating and Corporate Governance Committee, our Board has nominated its current Class II directors, Henry Goodrich, Patrick E. Malloy III and Michael J. Perdue, for election to our Board as Class II directors with their term of office expiring at our 2012 Annual Meeting. Our Board has affirmatively determined that Michael J. Perdue is independent. Please see “Corporate Governance—Our Board—Board Size; Director Independence.” We have no reason to believe that Messrs. Goodrich, Malloy or Perdue will be unavailable for election. However, if any nominee becomes unavailable for election, our Board can name a substitute nominee and proxies will be voted for the substitute nominee pursuant to discretionary authority, unless withheld.

OUR BOARD RECOMMENDS A VOTE FOR THE ELECTION

OF EACH OF THE NOMINATED DIRECTORS

Director Nominees

The principal occupations and other information about the Board nominees for director and our incumbent Board members are set forth below:

Class II Directors—Terms Expiring at the 2012 Annual Meeting (if elected)

Name	Age	Position
Henry Goodrich	78	Chairman—Emeritus, Director
Patrick E. Malloy III	66	Chairman
Michael J. Perdue	54	Director

Henry Goodrich is the Chairman of our Board—Emeritus. Mr. Goodrich began his career as an exploration geologist with the Union Producing Company and McCord Oil Company in the 1950’s. From 1971 to 1975, Mr. Goodrich was President, Chief Executive Officer and a partner of McCord-Goodrich Oil Company. In 1975, Mr. Goodrich formed Goodrich Oil Company, which held interests in and served as operator of various properties owned by a predecessor of ours. He was elected to our board in August 1995, and served as Chairman of our Board from March 1996 through February 2003. Henry Goodrich is the father of Walter G. Goodrich.

Patrick E. Malloy, III became Chairman of our Board in February 2003. He has been President and Chief Executive Officer of Malloy Enterprises, Inc., a real estate and investment holding company since 1973. In addition, Mr. Malloy served as a director of North Fork Bancorporation, Inc. (NYSE) from 1998 to 2002 and was Chairman of the Board of New York Bancorp, Inc. (NYSE) from 1991 to 1998. He has served as a director since May 2000.

Michael J. Perdue is the President of PacWest Bancorp, a publicly traded holding company and of Pacific Western Bank, a subsidiary of the holding company, based in San Diego, California. Before assuming his present position in October 2006, Mr. Perdue was President and Chief Executive Officer of Community Bancorp Inc., from July 2003. Before Community Bancorp Inc., Mr. Perdue was Executive Vice President of Entrepreneurial Corporate Group and President of its subsidiary, Entrepreneurial Capital Corporation. From September 1993 to April 1999, Mr. Perdue served in executive positions with Zions Bancorporation and FP Bancorp, Inc., as a result of FP Bancorp’s acquisition by Zions Bancorporation in May 1998. He has also held senior management positions with Ranpac, Inc., a real estate development company, and PacWest Bancorp. He was elected to our Board in January 2001.

Incumbent Directors

Class III Directors Nominees—Terms Expiring at the 2010 Annual Meeting

Name	Age	Position
Walter G. Goodrich	50	Vice Chairman, Chief Executive Officer and Director
Stephen M. Straty	53	Director
Arthur A. Seeligson	50	Director
Robert C. Turnham, Jr.	51	President, Chief Operating Officer and Director

Walter G. “Gil” Goodrich became Vice Chairman of our Board in February 2003. He has served as our Chief Executive Officer since August 1995. Mr. Goodrich was Goodrich Oil Company’s Vice President of Exploration from 1985 to 1989 and its President from 1989 to August 1995. He joined Goodrich Oil Company, which held interests in and served as operator of various properties owned by a predecessor of us, as an exploration geologist in 1980. Gil Goodrich is the son of Henry Goodrich. He has served as a director since August 1995.

Arthur A. Seeligson is currently engaged in the management of his personal investments in Houston, Texas. Previously, Mr. Seeligson was an investment banker focused on the oil and gas industry. In that capacity, he was Vice President, Energy Corporate Finance and Principal, Corporate Finance for Schroder Wertheim & Company and Wasserstein, Perella & Co., respectively, in their Houston offices. He has been primarily engaged in the management of his personal investments since 1995 and is the Managing Partner of Seeligson Oil Co. Ltd. He has served as a director since August 1995.

Stephen M. Straty is the Co-Head and a Managing Director of Jefferies Randall & Dewey, the Energy Investment Banking Group at Jefferies. Mr. Straty joined the firm in June 2008 and has nearly 30 years of experience in finance, most recently as Senior Managing Director and Head of the Natural Resources Group at Bear, Stearns & Co., Inc. where he worked for 17 years. Mr. Straty has extensive experience in serving a broad array of energy clients, having completed over $40.0 billion in merger and acquisition and financing assignments during the past ten years. Previously, he spent ten years at Smith Barney, Harris, Upham & Co. focusing on the energy sector, and prior to that, he worked in investment banking at Prudential Insurance, advising on private placements of debt and equity as well as leveraged buyouts. Mr. Straty received MBA and BA degrees with highest honors at The University of Texas at Austin. He has served as a director since January 2009.

Robert C. Turnham, Jr. has served as our Chief Operating Officer since August 1995 and became President and Chief Operating Officer in February 2003. He has held various positions in the oil and natural gas business since 1981. From 1981 to 1984, Mr. Turnham served as a financial analyst for Pennzoil. In 1984, he formed Turnham Interests, Inc. to pursue oil and natural gas investment opportunities. From 1993 to August 1995, he was a partner in and served as President of Liberty Production Company, an oil and natural gas exploration and production company. He has served as a director since December 2006.

Class I Directors—Terms Expiring at the 2011 Annual Meeting

Name	Age	Position
Josiah T. Austin	62	Director
Geraldine A. Ferraro	73	Director
Gene Washington	62	Director

Josiah T. Austin is the managing member of El Coronado Holdings, L.L.C., a privately owned investment holding company. He and his family own and operate agricultural properties in the state of Arizona and Sonora, Mexico through El Coronado Ranch & Cattle Company, L.L.C. and other entities. Mr. Austin previously served on the board of directors of Monterey Bay Bancorp of Watsonville, California, and is a prior board member of New York Bancorp, Inc., which merged with North Fork Bancorporation, Inc. (NYSE) in early 1998. He was elected to the Board of North Fork Bancorporation, Inc. in May 2004. He has served as one of our directors since August 2002.

Geraldine A. Ferraro is Of Counsel to Blank Rome LLP, a national law firm, and a Principal of Blank Rome LLC, a national law firm. Before joining Blank Rome in February 2007, Ms. Ferraro was head of the Public Affairs Practice of The Global Consulting Group, a New York-based international investor relations and corporate communications firm. Ms. Ferraro served as a Member of Congress for three terms before accepting the Democratic nomination for vice-president in 1984. She is a Board member of the National Democratic Institute of International Affairs and a member of the Council on Foreign Relations and was formerly United States Ambassador to the United Nations Human Rights Commission. Ms. Ferraro has been affiliated with numerous public and private sector organizations, including serving as a director of the former New York Bancorp, Inc., a NYSE-listed company. She was elected to our Board of Directors in August 2003.

Gene Washington is the recently retired Director of Football Operations with the National Football League (“NFL”). He previously served as a professional sportscaster and as Assistant Athletic Director for Stanford University prior to assuming his present position with the NFL in 1994. Mr. Washington serves and has served on numerous corporate and civic boards, including serving as a director for Delia’s a NYSE-listed company as well as a director of the former New York Bancorp, Inc., a NYSE-listed company. He was elected to our Board in June 2003.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles of our current executive officers.

Name	Age	Position
Walter G. Goodrich	50	Vice Chairman and Chief Executive Officer, Director
Robert C. Turnham, Jr.	51	President and Chief Operating Officer, Director
David R. Looney	52	Executive Vice President and Chief Financial Officer
Mark E. Ferchau	54	Executive Vice President
Michael J. Killelea	46	Senior Vice President, General Counsel and Corporate Secretary

Walter G. Goodrich’s biographical information may be found on page 18 of this proxy statement.

Robert C. Turnham, Jr.’s biographical information may be found on page 18 of this proxy statement.

David R. Looney joined us as Executive Vice President and Chief Financial Officer in May 2006. Mr. Looney has over 29 years of experience in the energy finance business, most recently as Executive Vice-President and Chief Financial Officer of Energy Partners, Ltd., a publicly traded exploration and production (“E&P”) company, from March 2005 to April 2006 and Vice-President, Finance and Treasurer of EOG Resources, Inc., one of the largest publicly traded E&P companies in the U.S., from August 1999 to February 2005.

Mark E. Ferchau became an Executive Vice President in April 2004. From February 2003 to April 2004, he served as our Senior Vice President, Engineering and Operations, after initially joining us as Vice President in September 2001. Mr. Ferchau previously worked in the divestment group of Forest Oil Corporation, an oil & gas exploration and production company, from December 2000 to September 2001 after the merger with Forcenergy Inc. Prior to the merger, he served as Production Manager for Forcenergy Inc., a public-held oil & gas exploration and production company, from October 1997 to December 2000. From July 1993 to October 1997, he held various positions including Vice President, Engineering of Convest Energy Corporation and Edisto Resources Corporation, which were publicly-held oil and gas exploration and development companies. From June 1982 to July 1993, Mr. Ferchau held various positions with Wagner & Brown, Ltd., a privately held oil and gas exploration and development company. Prior thereto, he held various positions with various independent oil and gas exploration and development companies and oilfield service companies.

Michael J. Killelea joined the Company as Senior Vice President, General Counsel and Corporate Secretary in January 2009. Mr. Killelea has over 20 years of experience in the energy industry. From June 2008 through November 2008, he served as Vice President, General Counsel and Corporate Secretary for Maxus Energy Corporation, a private oil and gas exploration and production company located in The Woodlands, Texas. Prior to that time, Mr. Killelea was Senior Vice President, General Counsel and Corporate Secretary of Pogo Producing Company, a publicly traded oil and gas exploration and production company headquartered in Houston, Texas, from March 2000 until the sale of Pogo Producing Company to Plains Exploration Company in November 2007.

COMPENSATION DISCUSSION AND ANALYSIS

The following Analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Overview of Our Executive Compensation Program

Our success is contingent on our ability to recruit, develop, motivate and retain top executive talent with the requisite skills and experience to develop, expand and execute our business strategy. As a result, we seek to deliver fair and competitive compensation for our executive officers by structuring our executive compensation program principally around two goals. First, we target compensation at competitive market levels. Second, we believe our executive officers should be rewarded for executing goals designed to generate returns for our stockholders but not for poor performance. As a result, we tie selected elements of our executive compensation program to individual and company performance goals.

The Chief Executive Officer (“CEO”) of the Company annually reviews the performance of each member of our executive management team (other than his own performance, which is reviewed by the Compensation Committee of our Board of Directors – for purposes of this analysis, the “Committee”). The conclusions reached and recommendations based on these reviews, including base salary adjustments and annual cash incentive award amounts, are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards prior to presenting to the full Board for approval.

Throughout this proxy statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer during the fiscal year ended December 31, 2008, as well as the other individuals included in the Summary Compensation Table on page 25, are referred to as “Named Executive Officers” or “NEOs”.

Objectives of Our Executive Compensation Program

We have developed an executive compensation program that is designed to (1) recruit, develop and retain key executive officers responsible for our success and (2) motivate management to enhance long-term stockholder value. To that end, the Committee bases its executive compensation decisions on the following objectives:

•

Compensation should reflect the value of the officer’s job in the marketplace. To recruit, develop and retain a highly skilled work force, we must remain competitive with the pay of other employers who compete with us for talent.

•

Compensation should be based on the level of job responsibility as well as individual and company performance. As employees progress to higher levels in our organization, an increasing proportion of their pay should be linked to company performance and stockholder returns because they are in a position to have greater influence on company results.

•

Compensation should reward performance. Our programs should deliver top-tier compensation given top-tier individual and company performance; likewise, where individual performance falls short of expectations and/or our performance lags the industry, our executive compensation program should deliver lower-tier compensation. In addition, the objectives of pay-for-performance and retention must be balanced. Even in periods of temporary downturns in company performance, our executive compensation program should continue to ensure that successful, high-achieving employees will remain motivated and committed to us.

The Committee has established a number of processes to assist it in ensuring that our executive compensation program is achieving these objectives. Among those are:

•

Competitive Benchmarking. The Committee reviews information provided by CompAnalyst Executive (formerly eCompOnline) regarding relevant market data for cash and non-cash compensation of our executive officers. Providing insight into competitive market practices and relevant executive pay and performance data, CompAnalyst Executive provides the energy E&P industry’s largest database of executive compensation. The database allows the Committee to compare our executive compensation program with a group of peer companies in the upstream exploration and production sector of the oil and gas industry with market capitalizations similar to ours, as well as geographic areas of operation, industry-specific operations, company size and corporate structure (“Peer Companies”). The Committee also utilized the Effective Compensation, Incorporated Oil and Gas E&P 2008 Compensation Survey (data effective: March 1, 2008), which includes 119 E&P-focused companies, including many of the Peer Companies analyzed in the CompAnalyst Executive report.

Our group of Peer Companies in 2008 included: ATP Oil & Gas Corp., Bill Barrett Corp., Cabot Oil & Gas Corp., Carrizo Oil & Gas Inc., Comstock Resources, Inc., Delta Petroleum Corp., Encore Acquisition Co., Parallel Petroleum Corp., Petrohawk Energy Corp., Penn Virginia Corp., Petroquest Energy, Inc., Quicksilver Resources, Inc., Stone Energy Corp. and Swift Energy Co.

The Committee uses the data on the Peer Companies primarily to ensure that our executive compensation program as a whole is competitive, meaning generally within the broad middle range of comparative pay of the Peer Companies when we achieve the targeted performance levels.

•

Assessment of Individual and Company Performance. The Committee has established specific company performance measures that determine the size of incentive payouts for our executive officers. In addition, a portion of the incentive payouts are based on evaluations of individual performance. These performance measures are discussed in more detail below.

•

Total Compensation Review. Historically, each December the Committee reviews each executive officer’s base pay, annual cash incentive and long-term equity-based incentives. In December 2008, the Committee approved awarding long-term equity-based incentives in December with the annual cash incentive to be awarded in March 2009. In addition to these primary compensation elements, the Committee periodically reviews perquisites and other compensation as well as payments that would be required under the Company’s severance agreements. Following the 2008 review, the Committee determined that these elements of compensation were reasonable in the aggregate.

Elements of Our Executive Compensation Program

The Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to our key employees remains competitive relative to the compensation paid to similarly situated executive officers of our Peer Companies. In furtherance of these goals, our executive compensation program consists of six basic components:

•	base salaries;

•	bonus awards;

•	annual cash incentive;

•	long-term equity-based incentives;

•	severance benefits; and

•	health insurance, retirement and other perquisites.

Base Salaries

We provide our executive officers and other employees with an annual base salary to compensate them for services rendered during the year. Our goal is to set base salaries for our executive officers at levels that are competitive with comparable companies for the skills and requirements of similar positions. To achieve this goal, the Committee uses benchmarking as previously discussed. In addition, the Committee considers the officer’s responsibilities, experience, leadership, potential future contribution and demonstrated individual performance as well as our cash flow, earning levels and progress in implementing our business strategy in establishing increases in base salaries for our executive officers.

For 2008, the base salaries for Messrs. Goodrich, Turnham, Looney and Ferchau increased by approximately 8.3%, 16.7%, 22.2%, and 9.3%, respectively. In making the determination to increase these base salaries, the committee reviewed each executive officers contribution toward achieving the 2007 corporate goals as well as benchmarking studies previously discussed. These increases are meant to reflect the value of the officer’s job in the marketplace and are based on the level of job responsibility as well as individual performance during 2007.

For 2009, the base salaries for Messrs. Goodrich, Turnham, Looney and Ferchau increased by approximately 5%. In making the determination to increase these base salaries, the committee reviewed each executive officers contribution toward achieving the 2008 corporate goals as well as benchmarking studies previously discussed. These increases are meant to reflect the value of the officer’s job in the marketplace and are based on the level of job responsibility as well as individual performance during 2008.

Bonus Awards

From time to time, the Committee grants discretionary bonus awards in recognition of individual performance or to attract new employees. No discretionary bonus awards were granted during 2008.

Annual Cash Incentive Awards

At the core of our executive compensation philosophy is a belief that pay should be linked directly to performance. Accordingly, we have adopted a set of performance measurements that are designed to provide specific goal-oriented incentives to our executive officers and to tie the annual cash incentive compensation of those officers to individual and company performance guidelines. In adopting the performance measures, the Committee and our Board determined that a majority of the annual cash incentive award should come from an objective or formula driven plan and a minority should come from subjective measures such as an individual’s personal role in our performance as well as that individual’s overall duties, responsibilities and expertise. Company performance metrics are based on metrics that management uses to evaluate the performance of the Company. Payment amounts and recommendations for our executive officers are presented to the Committee by the Chief Executive Officer along with the performance measures and results. Bonuses for all executive officers are determined by the Committee and presented to the Board for approval. Our Chief Executive Officer reviews the performance of each executive officer on an annual basis. The performance of our Chief Executive Officer is reviewed by the Committee and approved by our Board.

Each component of the performance guidelines is measured by its relative importance and a percentage of the executive officer’s salary has been targeted based on the possible grades in each category. Possible grades are broken down into four categories: Exceptional, Very Good, Good and Poor, with specific performance targets identified for each grade. Annual performance with results of Poor for each performance component yields no annual cash incentive for the executive officer. Results of “Exceptional” for all components yield a maximum possible annual cash incentive equal to 70% of base salary. In addition, the Committee may, in its discretion, recommend to the Board that our executive officers receive an additional annual cash incentive of up to 30% of base salary. This discretionary award recognizes performance and achievements that are more difficult to quantify, such as the successful supervision of major corporate projects and demonstrated leadership ability.

The following chart presents information about the specific performance targets established by the Compensation Committee at the maximum achievement level, the Company’s actual performance results, the maximum incentive opportunities for our NEOs and the actual percentage amounts that were paid out:

Performance Measure	“Exceptional” Target		Actual 2008 Company Performance	Maximum Incentive Opportunity (% of base salary)	Actual % of Base Salary Awarded
Production Growth		40%	51%	12.5%	12.5%
Reserve Replacement		200%	413%	10%	10%
Finding & Development Costs	<$	3.00	$3.80	15%	0%
Lease Operating Expense per Mcfe	<$	1.00	$1.30	12.5%	5%
Growth in EBITDAX		20%	104%	10%	10%
Individual Performance		N/A	N/A	10%	10%
Discretionary Award		N/A	N/A	30%	30%
TOTAL		—	—	100%	77.5%

As reflected in the table above, the Company exceeded the “Exceptional” or maximum targets for the Production Growth, Reserve Replacement and Growth in EBITDAX performance measures. However, the Company did not exceed the threshold target for the Finding & Development Costs performance measure and no payout was awarded under that measure. The Lease Operating Expense measure achieved a “Good” level of performance, which resulted in a payout of 5% of base salary. The individual performance and contributions of each of our NEOs, which are discussed in greater detail below, were also determined to merit maximum payouts under the Individual Performance measure. Finally, based on the Compensation Committee’s review of both the Company’s actual performance against the financial performance targets established at the outset of the year and the individual performance of each of our NEOs, the Committee exercised its judgment and awarded the maximum 30% available under discretionary component of the program. Accordingly, each of our NEOs received a final incentive award payout equal to 77.5% of their respective base salaries in 2008.

In considering each Named Executive Officer’s individual performance, the Committee evaluated Mr. Goodrich’s contributions to the success of the Company and concurred with Mr. Goodrich’s assessment of the contributions of Messrs. Turnham, Looney, and Ferchau. Specifically, the Committee determined (in the case of Mr. Goodrich) and concurred with Mr. Goodrich’s conclusions (with respect to the other executive officers) that:

•

Mr. Goodrich continued his excellent leadership of the entire organization. In addition, he successfully concluded the negotiation of the joint development agreement entered into with Chesapeake Energy in June of 2008, which resulted in over $170 million of net proceeds for the Company, as well as the addition of Chesapeake Energy’s operating expertise in the Company’s Haynesville Shale play.

•

Mr. Turnham continued his excellent leadership of the operations and land groups in the Company, including the sourcing and negotiation of several significant property acquisitions during the year at Longwood and Caddo Pine Island in North Louisiana.

•

Mr. Looney continued to excel in his core responsibility of chief financial officer, including the strengthening of the Company’s balance sheet through an equity offering in July 2008 immediately following the negotiations on the previously mentioned Chesapeake Energy transaction.

•

Mr. Ferchau continued his excellent leadership of the engineering and operations functions, including the negotiation of several new vendor supply arrangements to insure the ongoing success of the Company’s drilling program.

In determining how much of the 30% discretionary component should be awarded, the Compensation Committee considered a variety of factors, including the increase in the Company’s stock price as compared to the decline in stock price of its peers, the strong cash position of the Company’s balance sheet as of December 31, 2008, the Company’s exceptional performance with respect to production and cash flow growth and reserve replacement, and the retention of its proven and experienced management team. Based on the Company’s strong performance in spite of the challenges of deteriorating domestic economic conditions and the previously described contributions of each of our executive officers, the Committee determined to award the maximum 30% available under the discretionary component of our annual incentive program.

The plan and performance measures are reviewed and annually updated and amended as the Committee deems necessary. The Committee also determines whether the performance measures and standards are appropriate for us and whether the full range of possible payouts makes sense relative to each applicable performance measure, as well as our total compensation. Also, the Committee reviews potential results of the subjective performance measures and determines whether or not the guidelines being tied to an individual’s annual salary are appropriate.

Long-Term Equity-Based Incentives

To align the compensation of our executive officers with the attainment of our business goals and an increase in stockholder value, we award grants of restricted (phantom) stock as part of our total compensation package. These grants are made pursuant to our 2006 Long-Term Incentive Plan. The specific objectives of our long-term equity-based compensation plan are to attract and retain the services of key employees and enhance a sense of ownership in us, as well as to encourage those persons to assist in our development, growth and financial success.

We consider the proportion of equity-based incentives to salary and cash incentive awards when determining the size of grants of restricted (phantom) stock. In 2008, this proportion was approximately 50% for all of our NEOs. We believe that this proportion reflects a correlation between executive compensation and Company performance in both the short and long-term. The amount of equity incentive compensation granted for 2008 performance was determined such that total compensation would approximate the median range of companies in our compensation peer group. Existing ownership levels are not a factor in award determination, as we do not want to discourage executives from holding significant amounts of our common stock.

We have expensed stock option grants under Statement of Financial Accounting Standards No. 123, “Share-Based Payment” as revised (SFAS 123R) beginning in 2006. Historically, we awarded a combination of stock option and restricted (phantom) stock grants to our executives. While we still have the ability under our 2006 Long-Term Incentive Plan, our Compensation Committee has favored awards of restricted (phantom) stock in recent years. Since the adoption of SFAS 123R in 2006 by the Company, we have, during most market conditions, generally concluded that the value of stock options as perceived by the recipients was incongruent with the cost required to be recognized by the Company in its financial statements prepared in accordance with GAAP. As such, and unless market conditions suggest otherwise, the Company has granted restricted shares to its executive group in lieu of a combination of restricted shares and stock options.

We believe that providing grants of restricted (phantom) stock focuses the named executives on delivering long-term value to our stockholders, while providing value to the executives with the equity awards. Grants of restricted (phantom) stock offer executives the opportunity to receive shares of our common stock on the date the restriction lapses. In this regard, restricted (phantom) stock serves both to reward and retain executives, as the value of the restricted (phantom) stock is linked to the price of our common stock on the date the restrictions lapse.

Each of the NEOs received grants of restricted (phantom) stock in December 2008 based on performance and for services rendered during fiscal year-ended 2008. Our restricted (phantom) stock awards vest in three equal annual installments beginning one year after the grant date. We believe that these vesting schedules aid us in retaining executives and motivating longer-term performance.

Severance Benefits

We have severance agreements with Messrs. Goodrich, Turnham, Looney, and Ferchau. We believe that the severance payments and other benefits provided under these agreements are appropriate, accounting for the time that is expected to take a separated officer to find another job. Under the agreements, each officer is eligible for severance payments and other benefits if the officer’s employment is terminated without cause or due to a change of control (each a “Triggering Event”) as described below and under “Potential Payments Upon Termination or Change in Control” beginning on page 30 of this proxy statement.

•

Without Cause. Payments and other benefits are provided under the separation agreements if the officer is terminated without cause. The payments and other benefits provided upon this Triggering Event are intended to ease the consequences to the separated officer of an unexpected termination that under different circumstances would not have occurred and which is beyond the control of the officer.

•

Change of Control. Recognizing the importance of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes, we provide payments and other benefits under the separation agreements if an officer is terminated due to a change in control. We believe that use of this Triggering Event protects stockholder interests by enhancing employee focus during rumored or actual change in control activity through (1) providing incentives to our officers to remain employed by us despite uncertainties while a transaction is under consideration or pending and (2) assuring severance and benefits for terminated officers.

Other Benefits

In addition to base pay, annual cash incentive, long-term equity-based incentives and severance benefits, we provide the following forms of compensation:

•

401(k) Savings Plan. We have a defined contribution profit sharing/401(k) plan designed to assist our eligible officers and employees in providing for their retirement. We match the contributions of our employees to the plan in cash, up to a maximum of 6% of eligible deferrals. Employees are immediately 100% vested in company contributions.

•

Health and Welfare Benefits. Our executive officers are eligible to participate in medical, dental, vision, disability insurance and life insurance to meet their health and welfare needs. These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining officers and other employees. This is a fixed component of compensation and the benefits are provided on a non-discriminatory basis to all employees.

•

Perquisites. We do not provide significant perquisites or personal benefits to our executive officers. To the extent perquisites or other personal benefits are provided, they are determined on an individual basis as appropriate in light of competitive standards and the performance of our executive officers.

Other Matters

Stock Ownership Guidelines and Hedging Prohibition

Stock ownership guidelines have not been implemented by the Committee for our executive officers. In addition, we do not have a policy that restricts our executive officers from limiting their economic exposure to our stock. We will continue to periodically review best practices and re-evaluate our position with respect to stock ownership guidelines and hedging prohibitions.

Tax Treatment of Executive Compensation Decisions

Our Board has not yet adopted a policy with respect to the limitation under Section 162(m) of the Internal Revenue Code, which generally limits our ability to deduct compensation in excess of $1,000,000 to a particular executive officer in any year.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the disclosures set forth in this proxy statement under the heading “Compensation Discussion and Analysis.” Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the disclosures set forth in this proxy statement under the heading “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Goodrich Petroleum Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Respectfully submitted by the Compensation Committee of the Board of Directors,

Gene Washington, Chairman

Josiah T. Austin

Arthur A. Seeligson

EXECUTIVE COMPENSATION

Summary Compensation

The following table summarizes, with respect to our NEOs, information relating to the compensation earned for services rendered in all capacities. Our NEOs consist of our four current executive officers, including our Chief Executive Officer and Chief Financial Officer.

Summary Compensation for Year Ended December 31, 2006, 2007 and 2008

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation(2)	Total
		($)	($)	($)	($)	($)	($)	($)
Walter G. Goodrich	2008	390,000		448,271	408,268	302,250	13,800	1,562,589
Vice Chairman and Chief	2007	360,000		259,437	587,228	288,000	13,500	1,508,165
Executive Officer	2006	330,000		221,469	547,681	280,500	13,200	1,392,850

Robert C. Turnham, Jr.	2008	350,000		393,592	378,026	271,250	13,800	1,406,668
President and	2007	300,000		219,897	569,931	240,000	13,500	1,343,328
Chief Operating Officer	2006	275,000		202,498	534,052	233,750	13,200	1,258,500

David R. Looney(3)	2008	330,000		279,243	480,722	255,750	13,800	1,359,515
Executive Vice President	2007	270,000		104,875	479,409	220,000	13,500	1,087,784
and Chief Financial Officer	2006	158,173	100,000	8,740	309,974	187,500	9,505	773,892

Mark Ferchau	2008	295,000		297,753	336,887	228,625	13,800	1,172,065
Executive Vice President	2007	270,000		166,824	476,360	200,000	13,500	1,126,684
	2006	227,500		81,814	440,103	187,500	13,200	950,117

(1)	The amounts included in the “Stock Awards” and the “Option Awards” columns include the dollar amount of compensation expense we recognized for the fiscal year ended December 31, 2006, 2007 and 2008. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by our NEOs. Assumptions used in the calculation of these amounts are included in Note 2 to our audited financial statements for the fiscal year ended December 31, 2006, 2007, and 2008 included in our Annual Report on Form 10-K.
(2)	The amounts included in the “All Other Compensation” column represent Company matching contributions to the Named Executive Officer’s 401(k) savings plan account. No Named Executive Officer received any perquisites for which the aggregate amount exceeded $10,000.
(3)	Mr. Looney joined us effective May 8, 2006.

Grants of Plan-Based Awards

The following table provides information concerning each grant of an award made to our NEOs under any plan, including awards, if any, that have been transferred.

Grants of Plan-Based Awards for Year Ended December 31, 2008

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum(2)
			($)	($)	($)	(#)	(#)	($/Sh)	($)
Walter G. Goodrich			0	273,000	390,000	22,023			682,493
Robert C. Turnham, Jr.			0	245,000	350,000	19,764			612,486
David R. Looney			0	231,000	330,000	18,635			577,499
Mark E. Ferchau			0	206,500	295,000	16,659			516,262

(1)	These columns show the potential value of the payout for each NEO under our annual cash incentive plan if the threshold, target or maximum goals are satisfied for all performance measures. The potential payouts are performance-driven and therefore completely at risk. The business measurements and performance goals for determining the payout are described in the CD&A on page 21.
(2)	The Compensation Committee retains the discretion to recommend a maximum award in excess of 100% of base salary.
(3)	On December 9, 2008, the Board awarded Restricted (phantom) Stock to the NEOs based upon 2008 Company performance and services rendered.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

1995 Stock Option Plan.

•

Stock Options. The term of each stock option is ten years, subject to early termination upon the termination of the optionee’s employment. The exercise price for each option was the closing price of a share of Goodrich’s common stock on the date the Compensation Committee approved the grant, as reported on the New York Stock Exchange Composite Tape for that date. Each grantee’s options will become exercisable as to one-third or one-fifth of the shares subject to his award on each anniversary of the grant date and will become exercisable in full if the optionee’s employment is terminated due to his death or disability.

•

Restricted (Phantom) Shares. The restricted (phantom) share awards consist of the right to receive amounts equal to a specified number of shares of Goodrich common stock. The phantom share will vest in one-third increments on each anniversary of the grant date, and will vest earlier upon the grantee’s termination of employment due to his death or disability. In addition, the phantom shares will vest on a change in control of the Company. Payment of vested phantom shares may be made in cash, shares of Goodrich common stock or any combination thereof, as determined by the Compensation Committee in its discretion. Any payment to be made in cash will be based on the fair market value of a share of common stock on the payment date. The phantom shares also have tandem dividend equivalent rights that entitle the holder to receive, upon vesting of a phantom share, an additional number of shares of Goodrich common stock equal to the value of any dividends made on a share of common stock during the period the phantom share was outstanding.

2006 Long-Term Incentive Plan.

•

Stock Options. The term of each option will be as specified by the Committee at the date of grant (but not more than ten years). The effect of the termination of an optionee’s employment, consulting relationship, or membership on the Board will be specified in the award agreement that evidences the option grant. The exercise price for each option is the fair market value of the shares on the date that the option is granted.

•

Restricted (Phantom) Shares. The restricted (phantom) share awards vest in one-third increments on each anniversary of the grant date, and will vest earlier upon the grantee’s termination of employment due to his death or disability. In addition, the restricted (phantom) shares will vest on a change in control of the Company. Payment of vested restricted (phantom) shares may be made in cash, shares of Goodrich common stock or any combination thereof, as determined by the Compensation Committee in its discretion. Any payment to be made in cash will be based on the fair market value of a share of common stock on the payment date.

Non-Equity Incentive Plan Compensation.

In May, 2008, the Compensation Committee approved the 2008 performance criteria under our annual cash incentive compensation plan.

For a description of the plan, please see “Compensation Discussion and Analysis—Annual Cash Incentive Awards.”

Outstanding Equity Awards Value at Fiscal Year-End Table

The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for our NEOs.

Outstanding Equity Awards as of December 31, 2008

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awa rds: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
				(#)	($)		(#)		($)(1)	(#)	($)
Walter G. Goodrich	70,000				16.46	12/21/2014
	81,000	54,000	(2)		23.39	12/06/2015
							3,333	(3)	99,823
							27,000	(4)	808,650
							22,023	(5)	659,589
Robert C. Turnham, Jr.	42,300				16.46	12/21/2014
	75,000	50,000	(2)		23.39	12/06/2015
							2,833	(3)	84,848
							25,000	(4)	748,750
							19,764	(5)	591,932
David R. Looney	26,667	33,333	(7)		27.81	05/09/2016
							2,500	(3)	74,875
							22,000	(4)	658,900
							18,635	(5)	558,118
Mark E. Ferchau	45,000				16.46	12/21/2014
	23,500				23.39	12/06/2015
							733	(6)	21,953
							2,500	(3)	74,875
							18,000	(4)	539,100
							16,659	(5)	498,937

(1)	The closing stock price on December 31, 2008, the last trading day of the fiscal year, was $29.95.
(2)	Options vest in increments of one-half on each of December 6, 2009 and 2010.
(3)	Phantom shares vest on December 12, 2009.
(4)	Phantom shares vest in one-third increments on each of February 12, 2009, 2010, and 2011.
(5)	Phantom shares vest in one-third increments on each of December 9, 2009, 2010, and 2011.
(6)	Phantom shares vest on September 26, 2009.
(7)	Options vest on May 9, 2009.

Option Exercises and Stock Vested

The following table provides information concerning each exercise of stock option and each vesting of stock, including restricted stock, restricted stock units and similar instruments during the fiscal year ended December 31, 2008 on an aggregated basis with respect to each of our NEOs.

Option Exercises and Stock Vested for the Year Ended December 31, 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Walter G. Goodrich	—	—	8,643	262,415
Robert C. Turnham, Jr.	32,700	1,630,792	7,258	220,414
David R. Looney	40,000	1,690,816	2,500	78,175
Mark Ferchau	46,500	2,257,250	5,233	171,459

Potential Payments Upon Termination or Change in Control

The discussion below discloses the amount of compensation and/or other benefits due to Messrs. Goodrich, Turnham, Looney, and Ferchau in the event of their termination of employment, including, but not limited to, in connection with a change in control of the Company. The amounts shown assume that such termination was effective as of December 31, 2008, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their respective termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company. Each of Messrs. Goodrich, Turnham, Looney, and Ferchau entered into a severance agreement with the Company providing for a cash lump sum payment to each of them in the event of their termination of employment without “cause,” as defined in the severance agreement, or in the event of their termination of employment because of a “change in control,” as defined in the severance agreement. The amount to which each is entitled is equal to two (2) times his then current annual rate of total compensation, to be paid within six (6) months of termination of employment. The severance agreement also provides for continued health and life insurance coverage under the Company plans (or the equivalent thereof) for each of them through the second anniversary of their respective termination of employment date. A summary of the cash severance payments and continuation of health and life insurance coverage are detailed below.

1.	Walter G. Goodrich: $2,720,986 in severance pay; $53,673 in health and life insurance continuation coverage.

2.	Robert C. Turnham, Jr.: $2,404,973 in severance pay; $53,673 in health and life insurance continuation coverage.

3.	David R. Looney: $2,254,997 in severance pay; $53,673 in health and life insurance continuation coverage.

4.	Mark E. Ferchau: $2,022,525 in severance pay; $53,673 in health and life insurance continuation coverage.

In addition, each of Messrs. Goodrich, Turnham, and Ferchau hold unvested stock options and phantom shares granted under the Goodrich Petroleum Corporation 1995 Stock Option Plan (“1995 Plan”). Options granted under the 1995 Plan become fully exercisable upon the grantee’s termination of employment with the Company due to death or disability. In addition, the 1995 Plan provides the administrative committee discretion to accelerate options upon a “change in control,” as defined in the 1995 Plan.

Phantom shares granted under the 1995 Plan fully vest upon a change of control of the Company, or upon the grantee’s termination of employment with the Company due to death or disability.

The Company maintains the Goodrich Petroleum Corporation 2006 Long-Term Incentive Plan (“2006 Plan”), under which each of Messrs. Goodrich, Turnham, Looney, and Ferchau have received grants of stock options and/or phantom shares. The terms of the 2006 Plan and related award agreements provide for options to become fully vested and exercisable upon a “change of control” (as defined in the 2006 Plan) of the Company or upon the grantee’s termination of employment due to death or disability. Phantom shares granted under the 2006 Plan become fully vested upon a change of control of the Company, or upon a grantee's termination of employment with the Company due to death or disability.

As to the options granted under the 1995 Plan and the 2006 Plan, accelerated vesting results in an amount equal to the difference between the exercise price for each option and the market price per share, multiplied by the number of shares. In the event of acceleration and full exercise of the options, the amounts that would be available to each of Messrs. Goodrich, Turnham, Looney, and Ferchau are calculated as follows (assuming closing stock price on December 31, 2008, the last trading day of the fiscal year, of $29.95):

1.	Mr. Goodrich: $354,240 (1)

2.	Mr. Turnham: $328,000 (2)

3.	Mr. Looney: $71,333 (3)

(1)	54,000 shares at an option exercise price of $23.39.
(2)	50,000 shares at an option exercise price of $23.39.
(3)	33,333 shares at an option exercise price of $27.81.

As to the phantom shares granted under the 1995 Plan and the 2006 Plan, the accelerated vesting results in an amount equal to the number of phantom shares multiplied by the market price per share ($29.95), calculated as follows:

1.	Mr. Goodrich: 52,356 phantom shares with a year end value of $1,568,062.

2.	Mr. Turnham: 47,597 phantom shares with a year end value of $1,425,530.

3.	Mr. Looney: 43,135 phantom shares with a year end value of $1,291,893.

4.	Mr. Ferchau: 37,892 phantom shares with a year end value of $1,134,865.

DIRECTOR COMPENSATION

Non-Employee Director Compensation

General

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2008. Directors who are our full-time employees receive no compensation for serving as directors.

Director Compensation for Year Ended December 31, 2008

Name	Year	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)
Josiah T. Austin	2008	18,000	72,820				90,820
John T. Callaghan(3)	2008	15,000	72,820				87,820
Geraldine Ferraro	2008	18,500	72,820				91,320
Henry Goodrich	2008	14,000	151,430			204,500	369,930
Patrick E. Malloy III	2008	15,000	377,195	269,254		371,836	1,033,285
Michael J. Perdue	2008	32,500	72,820				105,320
Arthur A. Seeligson	2008	19,500	72,820				92,320
Gene Washington	2008	23,000	72,820				95,820

(1)	No director had any outstanding stock awards at year-end 2008 except Messrs. Goodrich and Malloy who had 6,166 and 36,240 shares of restricted (phantom) stock, respectively. On December 9, 2008 the Committee awarded 2,500 restricted (phantom) shares to Mr. Goodrich and 12,907 restricted (phantom) shares to Mr. Malloy based on 2008 Company performance. These awards were made to Mr. Goodrich pursuant to his consulting agreement with us and to Mr. Malloy as the non-executive Chairman of the Board. Please see “Transactions with Related Persons” for a brief description of Mr. Goodrich’s consulting agreement. The amounts included in the “Stock Awards” column include the dollar amount of compensation expense we recognized for the fiscal year ended December 31, 2008. Assumptions used in the calculation of these amounts are included in Note 2 to our audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K. The grant date fair value of each director’s unvested award as computed in accordance with SFAS 123R is $971,607 for Mr. Malloy and $170,184 for Mr. Goodrich.
(2)	The amounts included in the “Option Awards” column include the dollar amount of compensation expense we recognized for the fiscal year ended December 31, 2008 in accordance with SFAS 123R. Assumptions used in the calculation of these amounts are included in Note 2 to our audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K. The awards for which compensation expense was recognized consists of an award granted on 2/9/06 to Mr. Malloy. The grant date fair value of this award as computed in accordance with SFAS 123R is $1,295,510.
(3)	Effective June 20, 2008, John T. Callaghan resigned from the Goodrich Petroleum Corporation Board of Directors.

Retainer/Fees

Each non-employee director receives the following compensation:

•	an annual retainer fee of $10,000 in cash;

•	additional cash retainer of $15,000 for the Chairman of the Audit Committee and $5,000 for the Chairman of the Compensation Committee;

•	an annual grant of 2,000 shares of common stock; and

•	a meeting fee of $1,000 for each Board meeting attended and $500 for each committee meeting attended.

Equity-Based Compensation

As described above, each year at our annual meeting of stockholders, we grant our non-employee directors 2,000 shares of common stock.

Other Arrangements

We have a consulting agreement with Henry Goodrich under which he is entitled to receive an annual consulting fee, an annual bonus and annual equity grants. Please refer to the section “Transactions with Related Persons” for details regarding this agreement.

As our non-executive Chairman of the Board, Mr. Malloy provides consulting services to us with regard to the identification and evaluation of business opportunities, financing transactions, investor relations and other matters. As a result, in addition to the fees described above, during 2008, Mr. Malloy received annual compensation in the amount of $238,336 and earned a bonus in the amount of $177,143.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED ACCOUNTING FIRM

Although stockholder approval is not required for the appointment of Ernst & Young LLP, the Board and the Audit Committee have determined that it is desirable as a good corporate governance practice. Ratification requires the affirmative vote of a majority of the shares entitled to vote on, and voted for or against, the matter, represented in person or by proxy at the Annual Meeting. If our stockholders do not ratify the appointment, the Audit Committee may reconsider the appointment. However, even if the appointment is ratified, the Audit Committee, in its discretion, may select different independent auditors if it subsequently determines that such a change would be in the best interest of us and our stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions from stockholders at the Annual Meeting.

As previously disclosed in our proxy statement for our 2008 Annual Meeting of Stockholders, in March 2008, the Audit committee appointed Ernst & Young LLP as our independent auditors to conduct our audit for 2008 and approved the dismissal of our previous auditors, KPMG LLP. For further information see “Change in Independent Auditors” below.

OUR BOARD RECOMMENDS VOTING “FOR”

THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee was established to implement and to support oversight function of the Board of Directors with respect to the financial reporting process, accounting policies, internal controls and independent registered public accounting firm of Goodrich Petroleum Corporation.

Each member of the Audit Committee is an “independent” director and “financially literate” as determined by the Board, based on the listing standards of the New York Stock Exchange. Each member of the Audit Committee also satisfies the Securities and Exchange Commission’s additional independence requirements for members of audit committees. In addition, the Board has designated Mr. Perdue, the Chairman of the Audit Committee, as an “audit committee financial expert,” as defined by the Securities and Exchange Commission’s rules and regulations.

In fulfilling its responsibilities, the Audit Committee:

•

reviewed and discussed the audited financial statements contained in Goodrich Petroleum Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 with management and the independent registered public accounting firm;

•	discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees;”

•

received from the independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Statement No. 1, “Independence Discussions with Audit Committees” and discussed the independent registered public accounting firm’s independence with the firm; and

•	considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements of Goodrich Petroleum Corporation be included in its Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Respectfully submitted by the Audit Committee of the Board of Directors,

Michael J. Perdue, Chairman

Geraldine A. Ferraro

Arthur A. Seeligson

Change in Independent Auditors

On March 17, 2008, the Audit Committee of our Board of Directors appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008, and approved the dismissal of KPMG LLP.

KPMG LLP's reports on our consolidated financial statements as of December 31, 2007 and 2006 and for the years then ended did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG LLP's audit reports dated March 14, 2007 and March 13, 2008 each included an explanatory sentence relating to the change in method of accounting for share based payments effective January 1, 2006. KPMG LLP's audit report on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. KPMG LLP’s audit report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31,2007 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of our financial statements for each of the two most recent fiscal years ended December 31, 2007 and 2006, there were no disagreements between us and KPMG LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to KPMG LLP's satisfaction, would have caused KPMG LLP to make reference to the matter in its reports. During the two most recent fiscal years and through the date hereof, there have been no "reportable events" as defined in Regulation S-K, Item 304(a)(1)(v), except as follows:

As reported in Item 4 of the Company’s Report on Form 10-Q for the three months ended March 31, 2006, we determined that our disclosure controls and procedures were not effective as of March 31, 2006 as a result of a material weakness that was identified in our internal control over financial reporting with respect to recording the fair value of all outstanding derivatives.

In order to remediate the material weakness, we implemented changes in internal control over financial reporting during the quarter ended June 30, 2006. We believe that these additional changes have enhanced our internal control over financial reporting relating to the determination and review of fair value calculations on outstanding derivatives. We also believe that, as a result of these measures described above, the material weakness was remediated and that our internal control over financial reporting was effective as of June 30, 2006. As noted above, KPMG LLP’s audit reports on the effectiveness of internal control over financial reporting as of December 31, 2006 and December 31, 2007 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

In deciding to select Ernst & Young LLP, the Audit Committee reviewed auditor independence issues and existing commercial relationships with Ernst & Young LLP and concluded that Ernst & Young LLP has no commercial relationship with us that would impair its independence. During our two most recent fiscal years ended December 31, 2007 and 2006, we did not consult with Ernst & Young LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Audit and Non-Audit Fees

KPMG LLP served as our independent auditor for the fiscal year ending December 31, 2007. We paid KPMG LLP $999,895 in total fees for 2007. This amount included $947,500 for audit fees, $20,000 for audit-related fees and $32,395 for tax fees.

Ernst & Young LLP was appointed to serve as our independent auditor for the fiscal year ending December 31, 2008 effective March 17, 2008. The following table shows the fees billed to us related to the audit and other services provided by Ernst & Young LLP for 2008. Ernst & Young LLP did not bill us any fees in 2007.

	Ernst & Young LLP	KPMG LLP
	2008	2007
Audit Fees(1)	$1,020,500	$947,500
Audited Related Fees	—	20,000

Total Audit and Audit Related Fees	1,020,500	967,500
Tax Fees(2)	—	32,395
All Other Fees(3)	—	—

Total Fees	$1,020,500	$999,895

(1)	Audit fees are fees we paid to Ernst & Young LLP in 2008 and KPMG LLP in 2007 for professional services related to the audit and quarterly reviews of our financial statements and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. In 2008, audit fees included the audit of consolidated financial statements and audit of internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002, Section 404 (“SOX”). 2007 includes $125,000 paid to KPMG LLP for professional services related to the issuance of Common Stock in December 2007 and $100,000 for professional services related to the issuance of 3.25% convertible senior notes in December 2006.
(2)	Tax fees are paid for tax compliance (including filing state and federal tax returns), tax advice and tax planning. Tax fees do not include fees for services rendered in connection with the audit.
(3)	No other fees for professional services were paid to Ernst & Young LLP or KPMG LLP with respect to the fiscal years ended December 31, 2008 or 2007, respectively.

Pre-Approval Policies and Procedures

Consistent with the Audit Committee Charter, all services provided by Ernst & Young LLP and KPMG LLP were pre-approved by the Audit Committee, which has determined that the services provided by Ernst & Young LLP and KPMG LLP were compatible with maintaining each firms’ independence.

Engagement of Ernst & Young LLP

Effective March 17, 2008, the Audit Committee engaged Ernst & Young LLP as our independent accountants for our fiscal year ending December 31, 2008 and the preceding interim periods and dismissed KPMG LLP, who served as our independent accountants for the fiscal year ending December 31, 2007. None of the reports of KPMG LLP on our financial statements for either of the preceding two years or any subsequent interim periods contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recent fiscal years and subsequent interim periods prior to their engagement, we had not consulted with Ernst & Young LLP regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, nor did Ernst & Young LLP provide advice to us, either written or oral, that was an important factor considered by us in reaching a decision as to an accounting, auditing or financial reporting issue. Further, during our two most recent fiscal years or subsequent interim periods prior to engaging Ernst & Young LLP, we had not consulted with Ernst & Young LLP on any matter that was the subject of a disagreement or a reportable event.

During our two most recent fiscal years and subsequent interim periods preceding the dismissal of KPMG LLP, there were no disagreements between us and KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE

2010 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to the Securities and Exchange Commission’s rules and regulations, stockholders interested in submitting proposals for inclusion in our proxy materials and for presentation at our 2010 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, stockholder proposals must be received by our Secretary at Goodrich Petroleum Corporation, 808 Travis Street, Suite 1320, Houston, Texas 77002 no later than December 28, 2009 to be eligible for inclusion in our proxy materials.

In addition to the Securities and Exchange Commission’s rules and regulations described in the preceding paragraph, and as more specifically provided for in our Bylaws, a stockholder making a nomination for election to our Board or a proposal of business for our 2010 Annual Meeting of Stockholders must deliver proper notice to our Secretary at Goodrich Petroleum Corporation, 808 Travis Street, Suite 1320, Houston, Texas 77002 at least 90 days prior to the anniversary date of the 2009 Annual Meeting. As a result, for a stockholder nomination for election to our Board or a proposal of business to be considered at the 2010 Annual Meeting of Stockholders, it must be properly submitted to our Secretary no later than March 1, 2010.

For each individual that a stockholder proposes to nominate as a director, the stockholder must provide notice to our Secretary setting forth all of the information required in solicitations of proxies under the Securities and Exchange Commission’s rules and regulations and any other law. For any other business that a stockholder desires to bring before our 2010 Annual Meeting of Stockholders, the stockholder must provide a brief description of the business, the reasons for conducting the business and any material interest in the business of the stockholder. If a stockholder provides notice for either event described above, the notice must include the following information:

•	the name and address of the stockholder as it appears on our books;

•	the class or series and the number of shares of our stock that are owned beneficially and of record by the stockholder; and

•	a representation that the stockholder intends to appear in person or by proxy at our 2010 Annual Meeting of Stockholders to bring the proposed business before the meeting

Detailed information for submitting stockholder proposals is available upon written request to our Secretary at Goodrich Petroleum Corporation, 808 Travis Street, Suite 1320, Houston, Texas 77002. These requirements are separate from, and in addition to, the Securities and Exchange Commission’s rules and regulations that a stockholder must meet in order to have a stockholder proposal included in our proxy statement for the 2010 Annual Meeting of Stockholders.

OTHER MATTERS

Our Board does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

The information contained in this proxy statement in the sections entitled “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

ADDITIONAL INFORMATION ABOUT US

From time to time, we receive calls from stockholders asking how to obtain additional information about us. If you would like to receive information about us, you may use one of the following methods:

•

Our main Internet site, located at http://www.goodrichpetroleum.com. A link to our investor relations site can be found at http://www.goodrichpetroleum.com/investor.relations. Our investor relations site contains, among other things, management presentations, financial information, stock quotes and links to our filings with the Securities and Exchange Commission.

•

You may read and copy the proxy statement at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain further information about the operation of the Securities and Exchange Commission's Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our filings are also available to the public on the Securities and Exchange Commission's website located at http://www.sec.gov.

•

To have information such as our latest quarterly earnings release, Annual Report on Form 10-K or Quarterly Reports on Form 10-Q mailed to you, please contact investor relations at (713) 780-9494 or via our website at http://www.goodrichpetroleum.com/investor.relations.

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting of Stockholders to be Held on May 28, 2009

The Notice of Annual Meeting of Stockholders, our Proxy Statement and our Annual Report are available at

http://www.goodrichpetroleum.com/eproxy

0

GOODRICH PETROLEUM CORPORATION

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 28, 2009

The undersigned hereby constitutes and appoints Walter G. Goodrich and Robert C. Turnham, Jr. and each and either of them, his true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Stockholders of Goodrich Petroleum Corporation to be held at the Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York 10022, on May 28, 2009 at 11:00 a.m., Eastern Time, and any adjournment(s) or postponement(s) thereof, with all powers the undersigned would possess if personally present and to vote thereof, as provided on the reverse side of this card, the number of shares the undersigned would be entitled to vote if personally present. In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

YOUR VOTE IS IMPORTANT.

STOCKHOLDERS ARE URGED TO DATE, MARK, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

GOODRICH PETROLEUM CORPORATION

May 28, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Annual Meeting, proxy statement, proxy card and Annual Report are available at www.goodrichpetroleum.com/eproxy

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20330000000000000000 9 052809

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “FOR ALL NOMINEES” WITH RESPECT TO PROPOSAL 1

AND A VOTE OF “FOR” WITH RESPECT TO PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Election of Class I Directors:

FOR ALL NOMINEES

NOMINEES:

Henry Goodrich

Patrick E. Malloy, III

Michael J. Perdue

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

2. Proposal to ratify the selection of Ernst & Young LLP as the

Company’s independent registered public accounting firm for the fiscal year ended December 31, 2009.

FOR

AGAINST

ABSTAIN

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.